Putnam Dynamic Asset Allocation Growth Fund, September 30, 2016, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	28,724
Class B	982
Class C	3,439
Class M	449

72DD2 (000s omitted)

Class R	254
Class R5	146
Class R6	1,768
Class Y	6,786

73A1

Class A	0.312
Class B	0.177
Class C	0.223
Class M	0.232

73A2

Class R	0.242
Class R5	0.351
Class R6	0.370
Class Y	0.357

74U1 (000s omitted)

Class A	95,653
Class B	5,132
Class C	17,295
Class M	1,965

74U2 (000s omitted)

Class P	12,682
Class R	1,532
Class R5	262
Class R6	8,619
Class Y	11,936

74V1

Class A	15.50
Class B  	15.17
Class C   14.65
Class M	15.14

74V2

Class P	15.66
Class R   15.19
Class R5  15.67
Class R6  15.71
Class Y	15.66

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.